Exhibit 5.1

March 16, 2018

Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
 Plano, Texas 75093

Re:	Green Brick Partners, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Green Brick Partners, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale (1) by the Company of up to an aggregate of $175,000,000 of shares (the “Primary Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), together with the rights (the “Rights”) to purchase Series B Junior Participating Preferred Stock issued pursuant to the terms of the Section 382 Rights Agreement, dated as of March 24, 2014, between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent, as amended on August 12, 2015 (as amended, the “Rights Agreement”), attributable thereto, and (2) by certain selling stockholders of the Company (the “Selling Stockholders”) named in the Registration Statement of up to 8,211,267 shares of Common Stock (the “Secondary Shares” and together with the Primary Shares, the “Shares”), together with the Rights attributable thereto. The Primary Shares may be issued and the Shares may be sold or delivered, in each case, together with the Rights, from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus pursuant to Rule 415 under the Act.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of (i) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter and (ii) the Rights Agreement. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that, upon sale and delivery, valid book-entry notations for the issuance of the Primary Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

One Bryant Park | New York, New York 10036-6745 | 212-872-1000 | fax: 214-872-1002 | akingump.com

Green Brick Partners, Inc.
March 16, 2018

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) when (a) the Company has taken all necessary action to authorize and approve the issuance of the Primary Shares, the terms of the offering thereof and related matters, (b) the applicable definitive underwriting, purchase or similar agreement has been duly executed and delivered, (c) the Primary Shares have been issued and delivered in accordance with such agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company and as contemplated by such agreement and (d) the Rights attributable thereto have been issued in accordance with the terms of the Rights Plan, the Primary Shares and the Rights attributable thereto will be duly authorized and validly issued, and the Primary Shares will be fully paid and non-assessable, and (ii) the Secondary Shares and the Rights attributable thereto are duly authorized and validly issued and the Secondary Shares are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.
We have assumed that at the time of the issuance of the Primary Shares, (i) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation, (ii) the Company will have the necessary corporate power and due authorization, (iii) the terms of the Primary Shares and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, the certificate of incorporation and bylaws of the Company and any applicable law or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, (iv) sufficient shares of Common Stock will be authorized for issuance under the certificate of incorporation of the Company that have not otherwise been issued or reserved or committed for issuance and (v) the consideration paid upon issuance of each Primary Share will not be less than the par value thereof.

C.
This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

Green Brick Partners, Inc.
March 16, 2018

D.
With respect to the Rights and the Rights Agreement, (a) we have assumed that (i) the Board, after fully informing itself with respect to the Rights and the Rights Agreement and after giving due consideration to all relevant matters, determined that the execution and delivery of the  Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and otherwise acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (ii) the  Rights Agreement has been duly authorized, executed and delivered by the parties thereto other than the Company and constitutes the legal, valid and binding obligation of each party thereto other than the Company, enforceable against such parties in accordance with its terms, and (b) we note that (i) the questions of whether the Board might be required at some future time to redeem or terminate, or take other action with respect to, the Rights, or to determine that the Rights should only be exchangeable without cash payment, will depend upon the facts and circumstances existing at that time and, accordingly, are beyond the scope of this opinion letter, and (ii) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the  Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD LLP